Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LBB & Associates, Ltd., LLP

7600 W. Tidwell, Suite 501

Houston, Texas 77040

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 20, 2018 relating to our audit of the balance sheet of D3esports, Inc. as of June 30, 2018, and the related statements of operations, stockholders’ equity and cash flows of the period from inception (May 1, 2018) through June 30, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/LBB & Associates, Ltd., LLP

LBB & Associates, Ltd., LLP

Houston, Texas

August 13, 2019